Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

ODYSSEY HEALTHCARE OPERATING A, LP,

CROWN OF TEXAS HOSPICE, AMARILLO, LTD.,

CROWN OF TEXAS HOSPICE, SOUTHEAST, LTD.

and

THE INDIVIDUALS LISTED ON ANNEX A

dated as of

January 9, 2004

TABLE OF CONTENTS

ARTICLE 1 DEFINED TERMS	1
1.1 Defined Terms	1
1.2 References and Titles	8
ARTICLE 2 SALE AND PURCHASE OF ASSETS	9
2.1 Agreement to Sell and Buy	9
2.2 Excluded Assets	10
2.3 Purchase Price	11
2.4 Adjustments and Prorations	11
2.5 Deposit Escrow	12
2.6 Assumption of Liabilities and Obligations	12
2.7 Deemed Assignment of Contracts	13
2.8 Allocation	13
ARTICLE 3 REPRESENTATIONS AND WARRANTIES	13
3.1 Representations and Warranties Regarding Seller	13
3.2 Representations and Warranties of Buyer	25
ARTICLE 4 COVENANTS RELATING TO CONDUCT OF BUSINESS	26
4.1 Covenants of Seller and Partners	26
ARTICLE 5 ADDITIONAL AGREEMENTS OF SELLER AND PARTNERS	28
5.1 No Solicitation of Transactions	28
5.2 Access and Information	28
5.3 Compliance With Licenses	28
5.4 Notification of Certain Matters	29
5.5 Third Party Consents	29
5.6 Tail Insurance	29
5.7 Post-Closing Access to Financial Information	29
5.8 Terminating Cost Report and Sequential Billing	29
5.9 Employee Benefits	29
5.10 Limited Use of Excluded Intellectual Property	30
5.11 Post-Closing Use of Excluded Personal Property	30
ARTICLE 6 COVENANTS OF BUYER	30
6.1 Notification of Certain Matters	30
6.2 Employee Matters	31
ARTICLE 7 MUTUAL COVENANTS	31
7.1 Governmental Consents	31
7.2 Bulk Sales Law	31
7.3 Risk of Loss	31
7.4 Preservation and Access to Records After the Closing	31
7.5 Additional Agreements	32
ARTICLE 8 CONDITIONS PRECEDENT	32

i

8.1 Conditions to Each Party’s Obligation	32
8.2 Conditions to Obligation of Buyer	33
8.3 Conditions to Obligations of Seller and the Partners	34
ARTICLE 9 CLOSING	34
9.1 Closing	34
9.2 Actions to Occur at Closing	35
ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER.	37
10.1 Termination	37
10.2 Effect of Termination	38
ARTICLE 11 INDEMNIFICATION	38
11.1 Indemnification of Buyer	38
11.2 Indemnification of Seller	38
11.3 Defense of Third-Party Claims	38
11.4 Direct Claims	39
11.5 Indemnification Escrow	39
11.6 Limitations	39
11.7 Instructions to Indemnification Escrow Agent	40
11.8 Tax Related Adjustments	40
ARTICLE 12 GENERAL PROVISIONS	41
12.1 Survival of Representations, Warranties and Covenants	41
12.2 Amendment and Modification	41
12.3 Waiver of Compliance	41
12.4 Severability	41
12.5 Expenses and Obligations	42
12.6 Parties in Interest	42
12.7 Notices	42
12.8 Counterparts	43
12.9 Entire Agreement	43
12.10 Governing Law; Choice of Forum	43
12.11 Public Announcements	45
12.12 Assignment	45
12.13 No Waiver Relating to Claims for Fraud	45
12.14 Specific Performance	46
12.15 Director and Officer Liability	46
12.16 Limitation of Liability	46

ii

Annexes:

Annex A	—	Partners
Annex B	—	The Agency

Exhibits:

Exhibit A	—	Form of Indemnification Escrow Agreement
Exhibit B	—	Form of Non-Competition Agreement of Seller
Exhibit C	—	Form of Non-Competition Agreement of Partners
Exhibit D	—	Form of Bill of Sale and Assignment
Exhibit E	—	Form of Assumption Agreement
Exhibit F	—	Form of Opinion of Seller’s Counsel
Exhibit G	—	Form of Employment Agreement
Exhibit H	—	Form of Lease

Schedules:

Schedule 2.2 (f)	—	Excluded Choses in Action
Schedule 2.2(j)	—	Excluded Personal Property
Schedule 3.1(a)	—	Partners
Schedule 3.1(d)	—	Required Filings and Consents
Schedule 3.1(e)(iii)	—	Unrecorded Liabilities and Conduct of Business
Schedule 3.1(e)(iv)	—	Average Daily Patient Census
Schedule 3.1(e)(v)	—	ADRs
Schedule 3.1(f)	—	Licenses and Permits; Fiscal Intermediary
Schedule 3.1(g)	—	Litigation
Schedule 3.1(h)	—	Insurance
Schedule 3.1(j)	—	Leased Real Property
Schedule 3.1(k)	—	Personal Property
Schedule 3.1(l)	—	Liens and Encumbrances Schedule
Schedule 3.1(m)	—	Environmental Matters
Schedule 3.1(o)	—	Certain Agreements
Schedule 3.1(p)(i)	—	Plans and Benefit Programs or Agreements
Schedule 3.1(p)(ii)	—	Plan and Benefit Program or Agreement Liabilities
Schedule 3.1(p)(v)	—	Employees
Schedule 3.1(q)	—	Intellectual Property
Schedule 3.1(r)	—	Affiliate Relationships
Schedule 3.1(v)	—	Controlled Substances
Schedule 3.1(w)	—	Brokers or Finders

iii

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2004, among Odyssey HealthCare Operating A, LP, a Delaware limited partnership (“Buyer”), Crown of Texas Hospice, Amarillo, Ltd., a Texas limited partnership (“COTH – Amarillo”), Crown of Texas Hospice, Southeast, Ltd., d/b/a Crown of Texas Hospice, a Texas limited partnership (“COTH – Conroe” and together with COTH – Amarillo, collectively, “Seller”), and the individuals listed on Annex A attached hereto (individually, a “Partner” and collectively, “Partners”).

RECITALS

     A.     Seller is the licensee of and owns and operates the hospice agencies listed on Annex B hereto (collectively, the “Agency”) pursuant to licenses issued by the applicable Governmental Entities responsible for licensing hospice agencies in the jurisdiction where the Agency is located.

     B.     Seller desires to sell and Buyer desires to buy substantially all the assets used or held for use in the operation of the Agency, both tangible and intangible, excluding the Excluded Assets (as hereinafter defined), and by so doing to acquire the hospice business presently conducted by Seller at the Agency, upon the terms and conditions hereinafter set forth.

AGREEMENTS

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINED TERMS

     1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

     “AAA” has the meaning set forth in Section 12.10(b).

     “Accounts Receivable” means the rights of Seller to cash payment for the provision of hospice services by the Agency prior to 11:59 p.m. on the day immediately preceding the Closing Date.

     “Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

     “Agency” has the meaning set forth in the recitals.

     “Agency Event” has the meaning set forth in Section 9.1.

     “Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Entity having jurisdiction over the Assets or the business or operations of the Agency, as may be in effect on or prior to the Closing.

     “Assets” means all the tangible and intangible assets owned, leased or licensed by Seller that are used or held for use in connection with the business or operations of the Agency, whether or not reflected on the Financial Statements or Balance Sheet of Seller, but specifically excluding therefrom the Excluded Assets.

     “Assumed Contracts” means (a) those Contracts set forth on Schedule 3.1(o) identified as being assumed by Buyer, (b) all other Contracts of Seller not required to be listed on Schedule 3.1(o) which were entered into in the ordinary course of business prior to the date of this Agreement that relate to the Assets or the business or operation of the Agency or any part thereof, and (c) all Contracts entered into or assumed by Seller on or after the date of this Agreement and before the Closing in accordance with the applicable provisions of Section 4.1.

     “Assumption Agreement” means the Assumption Agreement between Buyer and Seller substantially in the form of Exhibit E.

     “Balance Sheet” has the meaning set forth in Section 3.1(e)(iii).

     “Balance Sheet Date” has the meaning set forth in Section 3.1(e)(iii).

     “Banking Event” has the meaning set forth in Section 9.1.

     “Benefit Program or Agreement” has the meaning set forth in Section 3.1(p)(i).

     “Bill of Sale and Assignment” means the Bill of Sale and Assignment between Buyer and Seller substantially in the form of Exhibit D.

     “Business Day” means any other day than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

     “Buyer” has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

     “Buyer Indemnified Costs” means (a) Buyer Indemnified Representation Costs; (b) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) incurred by any of the Buyer Indemnified Parties resulting from Seller’s operation or control of the Agency prior to the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date and any and all Medicare and Medicaid overpayments resulting from Seller’s operation or control of the Agency prior to the Closing Date; (c) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller or any Partner of any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; (d) any and all obligations or liabilities of Seller under any contract or agreement not expressly assumed by Buyer pursuant to the terms hereof; (e) the items indemnified against pursuant to Section 7.3; and (f) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; provided, however, that insofar as the items in this clause (f) relate to the items in clause (a) above, such items shall constitute Buyer Indemnified Representation Costs.

     “Buyer Indemnified Parties” means Buyer and each officer, director, partner and Affiliate of Buyer.

     “Buyer Indemnified Representation Costs” means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller or any Partner of any of its representations or warranties under this Agreement or any agreement or document executed in connection herewith.

     “Cash Consideration” has the meaning set forth in Section 2.3(a).

     “CERLCA” has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

     “Cessation Date” has the meaning set forth in Section 9.1.

     “Choses in Action” means a right to receive or recover property, debt or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements and proceeds from judgments or settlements.

     “CHOW Approval” means the approval by the applicable Governmental Entity of the transfer by Seller to Buyer of each Provider License and Provider Number and the related agreements.

     “Claimant’s Statement” has the meaning set forth in Section 12.10(a).

     “Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 9.

     “Closing Date” means the date of the Closing specified in Article 9.

     “Code” shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

     “Commonly Controlled Entity” has the meaning set forth in Section 3.1(p)(iii).

     “Company Reports” has the meaning set forth in Section 3.1(e)(i).

     “Consents” means all governmental consents and approvals, including approval of each of the CHOW Approvals, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Assets to Buyer and otherwise to consummate the transactions contemplated hereby.

     “Contracts” means all agreements, contracts or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or is otherwise bound and which affect or relate to the Assets or the business or operations of an Agency.

     “COTH – Amarillo” has the meaning set forth in the first paragraph of this Agreement.

     “COTH – Conroe” has the meaning set forth in the first paragraph of this Agreement.

     “Cure Period” has the meaning set forth in Section 10.1(b)(i).

     “Election Date” has the meaning set forth in Section 9.1(a).

     “Employee Benefit Plans” means any “employee benefit plan” within the meaning of section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation.

     “Employment Agreement” means the Employment Agreement between Buyer and each local manager of the Agency substantially in the form attached hereto as Exhibit G.

     “Environmental Costs or Liabilities” has the meaning set forth in Section 3.1(m)(iv).

     “Environmental Laws” means all Applicable Laws and rules of common law pertaining to the environment, natural resources and public or employee health and safety including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Medical Waste Tracking Act and any similar or analogous statutes, regulations and decisional law of any Governmental Entity, as each of the foregoing may be amended and in effect on or prior to the Closing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Group” shall mean the collective reference to Seller and any other trades or businesses under common control with Seller within the meaning of section 4001(b)(1) of ERISA.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

     “Excluded Assets” means the assets described in Section 2.2.

     “Financial Statements” has the meaning set forth in Section 3.1(e)(ii).

     “Governmental Entity” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, or other political subdivision thereof.

     “Hazardous Substances” has the meaning set forth in Section 3.1(m)(iv).

     “HIPAA” means Title II, Subtitle F, of the federal Health Insurance Portability and Accountability Act of 1996 (Pub. Law 104-191) and the regulations promulgated thereunder.

     “Holdback Amount” has the meaning set forth in Section 2.3(a).

     “Indemnification Escrow Agent” means Amarillo National Bank, a national banking association (or such other Person as mutually determined by Seller and Buyer), and includes its successors and assigns.

     “Indemnification Escrow Agreement” means the Indemnification Escrow Agreement among Seller, Buyer, each Partner and Escrow Agent substantially in the form attached hereto as Exhibit A.

     “Indemnified Costs” means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

     “Indemnified Parties” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

     “Indemnified Representation Costs” means the Buyer Indemnified Representation Costs or the Seller Indemnified Representation Costs, as the case may be.

     “Indemnifying Party” means any person who is obligated to provide indemnification hereunder.

     “Independent Accounting Firm” has the meaning set forth in Section 2.4(b).

     “Intellectual Property” means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights, whether registered or not, licensed to or owned by Seller relating to the business or operations of the Agency, including the goodwill related to the foregoing.

     “Know-how” means all plans, ideas, concepts and data, research records, all promotional literature, patient, referral source and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

     “Knowledge” means, with respect to a specified party hereto, the actual knowledge of such party (including, but not limited to, the actual knowledge of such party’s shareholders, members, partners, officers, directors, managers, employees, consultants and counsel), together with such additional knowledge as would be acquired by a reasonable person upon conducting reasonable and diligent inquiry concerning the subject matter in question.

     “Lease” means the Lease Agreement between Buyer and Crown Rose, Ltd., a Texas limited partnership, covering the office currently used by the Agency located in Amarillo, Texas substantially in the form of Exhibit H.

     “Leased Real Property” means all of Seller’s leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in the business and operations of the Agency, including those interests which are identified and described in Schedule 3.1(j), as modified by any permitted addition or deletion thereto between the date hereof and the Closing Date.

     “Licenses” has the meaning set forth in Section 3.1(f)(ii).

     “Liens” has the meaning set forth in Section 3.1(1).

     “Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not (i) foreseeable or known as of the date of this Agreement or the Closing Date or (ii) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or could reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in the historical financial statements of Seller) materially adverse to (y) the historical or near-term or long-term projected (1) business, (2) operations, Licenses, Permits, rights or privileges, (3) assets, (4) liabilities, (5) financial condition, (6) results of operations, (7) prospects or (8) capitalization, in each case, of the Agency or (z) the ability of Seller or any Partner to consummate the transactions contemplated by this Agreement.

     “Material Contract” has the meaning set forth in Section 3.1(o)(i).

     “Minimum Loss ” has the meaning set forth in Section 11.6(a).

     “Non-Competition Agreements” means the Non-Competition Agreements between Buyer and Seller and between Buyer and each Partner substantially in the form of Exhibits B and C, respectively.

     “Partner” has the meaning set forth in the first paragraph of this Agreement.

     “Partners” has the meaning set forth in the first paragraph of this Agreement.

     “Patents” means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing) owned by Seller or for which Seller has applied.

     “PBGC” has the meaning set forth in Section 3.1(p)(iii).

     “Permits” has the meaning set forth in Section 3.1(m)(iii).

     “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

     “Personal Property” means all of the equipment, computer programs, computer software, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies and other tangible or intangible personal property which are owned or leased by Seller for the Agency and which are used or held for use in the business or operations of the Agency, including the personal property which is listed on Schedule 3.1(k) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1. The term Personal Property shall not include any of the Excluded Assets.

     “Plan” has the meaning set forth in Section 3.1(p)(i).

     “Provider Licenses” has the meaning set forth in Section 3.1(f)(ii).

     “Provider Numbers” means the Medicare and Medicaid certified provider numbers issued to Seller and listed on Schedule 3.l(f).

     “Purchase Price” has the meaning set forth in Section 2.3.

     “Responsive Statement” has the meaning set forth in Section 12.10(a).

     “Schedules” means the schedules attached hereto.

     “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

     “Seller” has the meaning set forth in the first paragraph of this Agreement.

     “Seller Indemnified Costs” means (a) Seller Indemnified Representation Costs; (b) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) incurred by any of the Seller Indemnified Parties resulting from Buyer’s operation or control of the Agency on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date; (c) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; and (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; provided, however, that insofar as the items in this clause (d) relate to the items in clause (a) above, such items shall constitute Seller Indemnified Representation Costs.

     “Seller Indemnified Parties” means Seller and each officer, manager and partner of Seller.

     “Seller Indemnified Representation Costs” means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of its representations or warranties under this Agreement.

     “Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     “Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, payroll, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

     “Trademarks” means (a) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans associated with any products or embodying the goodwill of the business of the Agency, whether or not registered, and any applications or registrations therefor and (b) any goodwill or common law rights associated therewith owned by Seller.

     “Transaction Documents” means this Agreement (including the Schedules, Exhibits and other attachments hereto), the Bill of Sale and Assignment, the Assumption Agreement, the Indemnification Escrow Agreement, the Non-Competition Agreements, the Employment Agreements, the Lease and each other agreement, document and instrument required to be executed in accordance herewith.

     1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

     2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement and except for the Excluded Assets, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of the Assets, free and clear of any Liens or liabilities (except for the liabilities assumed by Buyer in accordance with Section 2.5). The Assets to be assigned, transferred and delivered by Seller hereunder shall include the following:

          (a) all Personal Property;

          (b) all Leased Real Property;

          (c) all Licenses and Permits;

          (d) all Assumed Contracts;

          (e) all Intellectual Property, excluding the name “Crown of Texas”;

          (f) all books and records relating to the business and operation of the Agency (excluding those described in, or relating to the assets described in, Section 2.2, including the financial books and records of Seller referred to in Section 2.2(b)), including (i) all patient medical records, including, without limitation, pending patient orders, patient treatment plans, and other clinical records (subject to compliance with HIPAA), (ii) all personnel records, (iii) all operating manuals and other operating data and records, including, without limitation, all equipment records, medical/administrative libraries, catalogs and books, (iv) all customer, vendor, patient and physician lists, (v) executed copies of the Assumed Contracts, or if no executed agreement exists, summaries of each Assumed Contract transferred pursuant to clause (d) above, and (vi) all records required by any Governmental Entity to be kept by the Agency, subject to the right of Seller to copy and have such books and records made reasonably available to Seller for tax and other legitimate organization purposes for a period of six (6) years after the Closing;

          (g) to the extent assignable, all computer programs and software, and all rights and interests of Seller in and to any computer programs and software used in connection with the business or operations of the Agency;

          (h) except for claims relating to Taxes and the Choses in Action described in Schedule 2.2(f), all Choses in Action of Seller; and

          (i) all intangible assets of Seller relating to the Agency or the business or operation of the Agency not specifically described above, including goodwill, and all other assets, other than the Excluded Assets, used or held for use in connection with the business or operations of the Agency.

     2.2 Excluded Assets. The Excluded Assets shall consist of the following:

          (a) in each case determined as of 11:59 p.m. on the day prior to the Closing Date, Seller’s cash on hand as of the Closing Date and all other cash in any of Seller’s bank or savings accounts; notes receivable, letters of credit or other similar items of Seller; any stocks, bonds, certificates of deposit and similar investments of Seller; and any other cash equivalents of Seller;

          (b) Seller’s books and records relating solely to internal partnership matters and any other books and records not related to the Agency or the business or operations of the Agency;

          (c) any claims, rights and interest of Seller in and to any (i) refunds of Taxes or fees of any nature whatsoever or (ii) deposits or utility deposits, which in each case, relate solely to any period ending prior to the Closing Date;

          (d) except as contemplated in Section 7.3(c), all insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

          (e) all Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

          (f) all Choses in Action, if any, of Seller (i) relating to Taxes or (ii) described in Schedule 2.2(f);

          (g) all Accounts Receivable;

          (h) all tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof;

          (i) any collective bargaining agreement, any other Contract not included in the Assumed Contracts, and all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

          (j) the personal effects and other personal property, if any, identified on Schedule 2.2(j);

          (k) the name “Crown of Texas.”

     2.3 Purchase Price. Subject to the adjustments set forth in Section 2.4 and the deposit of the Holdback Amount pursuant to Section 11.5, the purchase price for the Assets is $22,512,318.40 (the “Purchase Price”). The Purchase Price shall be paid by Buyer as follows:

          (a) a payment, at the Closing Date, of $18,012,318.40 adjusted by the amount determined pursuant to Section 2.4(b) (as adjusted, the “Cash Consideration”), by wire transfer of immediately available funds to an account or accounts designated by Seller in writing; and

          (b) a payment, at the Closing Date, of $4,500,000.00 (the “Holdback Amount”), by wire transfer of immediately available funds to the Indemnification Escrow Agent.

     2.4 Adjustments and Prorations.

          (a) All revenues and expenses of Seller arising from the operation of the Agency, including, without limitation, those arising under the Assumed Contracts, business and license fees, utility charges, property taxes levied against the Assets, property and equipment rentals, sales and service charges, other taxes, wages, salaries, vacation and sick leave (if any, in accordance with Seller’s payroll policies and benefit plans), personal days (if any, in accordance with Seller’s payroll policies and benefit plans), commissions and other employee compensation pay, and similar prepaid and deferred items, shall be prorated between Buyer and Seller, and an appropriate adjustment to the Purchase Price shall be made, in accordance with the principle that, except as otherwise expressly set forth in this Agreement, (i) Seller shall receive all revenues, and shall be responsible for all expenses, relating to the business and operations of the Agency for the period ending at 11:59 p.m. on the day prior to the Closing Date, and (ii) Buyer shall receive all revenues, and shall be responsible for all expenses, relating to the business and operations of the Agency thereafter. An adjustment of the Purchase Price shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Seller by any lessee or other third party which is not otherwise credited to Buyer. Subject to Buyer’s receipt of appropriate estoppel certificates, an adjustment of the Purchase Price shall be made in favor of Seller to the extent that Seller has made (A) any security deposit or similar prepayment under any Assumed Contract regardless of the period to which such deposit may be prorated or (B) any other payment under any Assumed Contract relating to the period beginning on the Closing Date, to the extent that Buyer receives the post-Closing benefits associated with such prepayment. Seller shall be liable for all the costs of employee compensation or other benefits relating to the business or operations of the Agency attributable to service with the Seller through 11:59 p.m. on the date prior to the Closing Date, including (1) all taxes and related contributions, vacations and sick pay and (2) all group medical, dental (if any, in accordance with Seller’s payroll policies and dental plans) or death benefits for expenses incurred, related to or arising from events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter. Buyer shall be liable for all of the costs of employee compensation and other benefits (including the types of costs referred to in clauses (1) and (2) above) relating to the business or operations of the Agency attributable to service with Buyer on and after the Closing Date.

          (b) Prorations pursuant to Section 2.4(a) and the related adjustments to the Purchase Price for any such prorations under Section 2.4(a), will, insofar as feasible be determined in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied, with final settlement and payment by the appropriate party occurring no later than 90 days after the Closing Date, unless there is a dispute with respect thereto (in which event the payment shall be made as set forth below). Within 60 days after the Closing Date, Buyer shall submit to Seller its good faith determination of the adjustments or prorations required by this Section 2.4. Buyer’s determination of the amount of adjustment under this Section 2.4 shall be made in accordance with GAAP, consistently applied. If Seller disagrees with the determination made by Buyer of the adjustment, Seller shall give prompt written notice thereof, but in no event later than 20 days after notice of Buyer’s determination, specifying in reasonable detail the nature and extent of the disagreement, and Buyer and Seller shall have a period of 30 days in which to resolve the disagreement. If the parties are unable to resolve the disagreement within the 30-day period, the matter shall be submitted to an independent certified public accounting firm, which is reasonably acceptable to Buyer and Seller (an “Independent Accounting Firm”), which Independent Accounting Firm shall be directed to submit a final resolution within 30 days. The Independent Accounting Firm’s determination shall be binding on Buyer and Seller. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of the Independent Accounting Firm, if engaged, to resolve any disagreement between the parties. Within five Business Days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 2.4.

     2.5 Deposit Escrow. [Intentionally Omitted.]

     2.6 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Seller relating to the Agency under the Assumed Contracts assumed by Buyer relating to the time period beginning on or arising out of events occurring on or after the Closing Date. All other obligations and liabilities of Seller, including (i) obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing, (iii) any obligations and liabilities arising under the Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date, (iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of the Agency prior to the Closing Date, and (v) any unpaid Taxes or Employee Benefit Plan obligations, shall remain and be the obligation and liability solely of Seller; provided, however, nothing herein shall be construed to imply that any such liability is owed by Seller. Other than as specified in the first sentence of this Section 2.6, Buyer, directly or indirectly, shall assume no liabilities or obligations of Seller and shall not be liable therefor. This Section 2.6 is not intended to and shall not benefit any person other than Seller and Buyer. Buyer and Seller shall use their reasonable efforts to arrange for, to the extent permitted by Applicable Laws, the transfer to or assumption by Buyer of the account balances in Seller’s Flexible Spending Account Plan for calendar year 2004 of those employees of Seller who are hired by Buyer. Nothing in this Section 2.6 shall create or be construed as creating any third party beneficiary right in any person.

     2.7 Deemed Assignment of Contracts. To the extent that the assignment hereunder of any of the Assumed Contracts shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, however, that Seller shall cooperate, at Buyer’s expense, with Buyer to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any Assumed Contract, including appointing Buyer to act as its agent to perform all of Seller’s obligations under such Assumed Contract and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assumed Contract and to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other person arising out of the breach or cancellation of such Assumed Contract by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided, that from and after Closing, Seller shall have no liability to Buyer in the event that any Assumed Contract requiring consent to assignment hereunder (or which by its terms is non-assignable) is terminated.

     2.8 Allocation. On or before the date that is the later of (a) 30 days after the Closing Date or (b) ten days after a final determination of any post-Closing adjustments or prorations to the Purchase Price pursuant to Section 2.4(b), Buyer and Seller shall mutually in good faith determine an allocation of the Purchase Price among the Assets (as well as liabilities assumed by Buyer) that complies with Section 1060 of the Code, with respect to the allocation of the Purchase Price.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties Regarding Seller. Seller and each Partner, jointly and severally, represent and warrant to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement).

          (a) Organization, Good Standing, Etc. Each Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Seller has delivered to Buyer true and complete copies of their Certificate of Limited Partnership and Agreement of Limited Partnership, as in effect at the date of this Agreement. Buyer acknowledges that it has received such documents. Seller is not in violation of any provisions of their Certificate of Limited Partnership and Agreement of Limited Partnership. Schedule 3.1(a) sets forth the percentage interest owned by each partner in Seller.

          (b) Subsidiaries of Seller. Seller does not own, directly or indirectly, any equity interest in, any other corporation, limited liability company, partnership or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, limited liability company, partnership or other person.

          (c) Authority. Seller and each Partner has all requisite limited partnership or other power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by Seller and each Partner and the consummation by Seller and each Partner of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller, including, without limitation, the requisite approval of the holders of the outstanding equity interests of Seller entitled to vote thereon. The Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Seller and each Partner enforceable against Seller and each Partner in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (d) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by Seller and each Partner do not and the performance by Seller and each Partner of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 3.1(d) or on Schedule 3.1(o), (A) violate, conflict with, or result in any breach of any provision of Sellers’ Certificate of Limited Partnership or Agreement of Limited Partnership, (B) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Seller or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien, upon any of the Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Seller or any Partner is a party or by which or to which it or any of the Assets may be bound or subject, or (C) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity applicable to Seller or any Partner or by which or to which any of the Assets is bound or subject. No Consent of any Governmental Entity is required by or with respect to Seller or any Partner in connection with the execution and delivery of this Agreement or any of the other Transaction Documents by Seller or any Partner or the consummation of the transactions contemplated hereby or thereby, except for the Consents (as contemplated by Section 7.1 hereof) and notification to each applicable Government Entity upon consummation of the transactions contemplated by this Agreement.

          (e) Reports; Financial Statements; Absence of Certain Changes or Events.

(i) Seller has filed timely all forms, reports, statements and other documents required to be filed with each applicable Governmental Entity (collectively,

the “Company Reports”). The Company Reports were prepared in all material respects in accordance with the requirements of all Applicable Laws.

(ii) Seller has delivered to Buyer copies of (A) the unaudited balance sheet of Seller as of December 31, 2001 and December 31, 2002, together with the unaudited statement of income of Seller for the years then ended, and the notes, if any, thereto, and (B) the unaudited balance sheet of Seller as of September 30, 2003, together with the related unaudited statement of income for the nine month period then ended (such unaudited financial statements collectively referred to as the “Financial Statements”). The Financial Statements, including the notes, if any, thereto, were prepared on an income tax basis of accounting applied on a consistent basis throughout the periods covered thereby and present accurately in all material respects the financial position and assets and liabilities of Seller as of the dates thereof and results of its operations for the years and periods then ended.

(iii) Except as disclosed in Schedule 3.1(e)(iii), there is no material liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of Seller that is not reflected or reserved against in the balance sheet as of September 30, 2003 (the “Balance Sheet”), other than liabilities incurred in the ordinary course of business in a manner consistent with past practice since September 30, 2003 (the “Balance Sheet Date”).

(iv) Except as disclosed in Schedule 3.1(e)(iii), since the Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Since the Balance Sheet Date, there has not occurred, and Seller has not incurred or suffered, any event, circumstance or fact that could result in a Material Adverse Effect. Additionally, since the Balance Sheet Date, there has not occurred, and Seller has not incurred or suffered, any event, circumstance or fact that materially impairs the Assets. Schedule 3.1(e)(iv) sets forth the aggregate patient census of the Agency as of December 31, 2003. Since December 31, 2003, the aggregate daily billable patient census of the Agency has not been less than 400. To Seller’s Knowledge, as of the Closing Date, each patient of the Agency satisfies all of the criteria for hospice appropriateness, eligibility and billing under the rules and regulations of the Medicare and/or Medicaid programs or the requirements of such other applicable third-party payor.

(v) Seller is not currently under focused medical review or the subject of any probe edits by the Centers for Medicare & Medicaid Services or Seller’s Medicare fiscal intermediary and, to the Knowledge of Seller, no such actions have been threatened by the Centers for Medicare & Medicaid Services or Seller’s Medicare fiscal intermediary. Except as disclosed in Schedule 3.1(e)(v), since January 1, 2003, Seller has not received any additional document requests from the Centers for Medicare & Medicaid Services or Seller’s Medicare fiscal intermediary.

          (f) Compliance with Applicable Laws.

(i) The business of Seller has been conducted in compliance in all material respects with each Applicable Law. No investigation or review by any Governmental Entity with respect to Seller is pending or, to the Knowledge of Seller, threatened. Without limiting the generality of the foregoing, Seller is in compliance in all material respects with each Applicable Law governing hospice agencies and reimbursement and participation in the Medicare and Medicaid programs (including each Applicable Law pertaining to payments and other consideration to referral sources), all obligations with respect to equal employment opportunity under Applicable Law, and all rules, regulations and manuals of the Centers for Medicare and Medicaid Services applicable to Seller. Seller has duly and timely filed or caused to be so filed, all forms, reports, statements, and other documents required under Applicable Law to be filed with any and all Governmental Entities. All such filings and reports complied in all material respects with Applicable Laws when made, and no deficiencies have been asserted with respect to any such filings.

(ii) The Agency is duly licensed by the applicable Governmental Entity to provide hospice services without limitation or restriction in the geographic areas served by the Agency. Such licenses are referred to herein as the “Provider Licenses.” Schedule 3.1(f) sets forth a true and complete list of (A) all of the Provider Licenses and Provider Numbers, including the expiration dates thereof, as of the date of this Agreement and (B) all material licenses, permits or authorizations, including certificates of need, issued to Seller by any other Governmental Entities and held by it as of the date of this Agreement. Such Provider Licenses, Provider Numbers and other licenses, permits and authorizations, are collectively referred to herein as the “Licenses.” Schedule 3.1(f) accurately lists the legally authorized holder(s) of the Licenses. The Licenses constitute all the licenses, permits and authorizations required for the business and operation of the Agency and each of the Licenses is in full force and effect. The Agency has been operated in all material respects in accordance with the terms of its respective Licenses and Seller is otherwise in compliance with, and has conducted its business so as to comply with, the terms of such Licenses. Except as disclosed on Schedule 3.1(f), there are no proceedings pending against Seller or, to the Knowledge of Seller, threatened, with respect to Seller’s ownership or operation of the Agency which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Licenses, or the imposition of any administrative actions, including the proposed assessment of fines and penalties, by any Governmental Entity against Seller or any Licenses, or which reasonably may be expected to disqualify Seller from transferring control of any of the Licenses pursuant to the terms of this Agreement or that would prevent the consummation by Seller of the terms of this Agreement or that would prevent the consummation by Seller of the transactions contemplated by this Agreement.

(iii) Without limiting the generality of the representations made in (i) and (ii) of this Section 3.1(f), Seller is qualified for participation in the Medicare and Medicaid programs, has current and valid provider contracts with the Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs in all material respects, and has received all material approvals or qualifications necessary for reimbursement from the Medicare and Medicaid programs. To Seller’s Knowledge, all claims, returns, invoices and other forms made by Seller to Medicare, Medicaid or any other governmental health or welfare related entity or any other third party payor since the inception of Seller are in all material respects true, complete, correct and accurate. No deficiency in any such claims, returns or other filings, including claims for overpayments or recoupments, or deficiencies for late filings, has been asserted or, to the Knowledge of Seller, threatened by any Governmental Entity or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third party payor claims and, to the Knowledge of Seller, there is no basis for any such claims or deficiencies. Seller has not within the prior five years been subject to any audit relating to fraudulent Medicare or Medicaid procedures or practices. The Provider Licenses and Provider Numbers allow Seller to provide hospice services in the geographic areas currently being served by the Agency without further consent or approval by any Governmental Entity, including without limitation the Centers for Medicare and Medicaid Services and the applicable state Governmental Entities. Seller has not knowingly made claims to Medicare or Medicaid for: (A) patients who have not been certified as terminally ill; (B) services which are not approved hospice services; or (C) services which do not comply with the plan of care approved for the patient. Seller is currently not, nor has Seller been, a party to or subject to the terms of a corporate integrity agreement required by any Governmental Entity.

          (g) Absence of Litigation. Except as set forth on Schedule 3.1(g), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of Seller, threatened against Seller, the Agency or any of the Assets by or before any arbitrator or Governmental Entity, nor are there any investigations relating to Seller, the Agency or any of the Assets pending or, to the Knowledge of Seller, threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.1(g), there is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Entity or arbitrator outstanding against Seller, the Agency or any of the Assets. There is no action, suit, inquiry or judicial or administrative proceeding pending or, to the Knowledge of Seller, threatened against Seller or any Partner relating to the transactions contemplated by this Agreement.

          (h) Insurance. Schedule 3.l(h) sets forth an accurate summary of all fire, general liability, malpractice liability, theft and other forms of insurance and all fidelity bonds held by or applicable to Seller, the Agency or the Assets, currently and for the last three years. To the Knowledge of Seller, no event has occurred, including the failure by Seller to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by or applicable to Seller, the Agency or the Assets has been canceled within the last two years prior to the date hereof.

          (i) Owned Real Property. Seller does not own any interest in real property employed in the operation of the Agency other than leasehold interests in the Leased Real Property.

          (j) Leased Real Property. Schedule 3.1(j) contains an accurate description of all the leasehold interests relating to the business and operations of the Agency as now conducted. Each lease described in Schedule 3.1(j) is a valid and binding obligation of Seller and is in full force and effect without amendment other than as described in Schedule 3.1(j). Except as otherwise disclosed on Schedule 3.1(j), Seller is not, and to the Knowledge of Seller, no other party is, in default under any lease described in Schedule 3.1(j). Subject to obtaining the Consents disclosed in Schedule 3.1(j), Seller has the full legal power and authority to assign its rights under the leases listed in Schedule 3.1(j) to Buyer. All leasehold interests listed in Schedule 3.1(j) (including the improvements thereon) are available for immediate use in the conduct of the business and operations of the Agency as currently conducted.

          (k) Personal Property. Schedule 3.1(k) contains a description of the items of Personal Property which comprise all Personal Property used or held for use in connection with the business and operations of the Agency or which permit the operation of the Agency as now conducted. All such Personal Property is located at the locations listed on Schedule 3.1(k). Except as set forth on Schedule 3.1(k), Seller has good title to, or a valid leasehold or license interest in, all Personal Property, and none of the Personal Property is subject to any Lien or other encumbrances. Seller is not, and to the Knowledge of Seller, no other party is, in default under any of the leases, licenses and other Contracts relating to the Personal Property. Except as otherwise disclosed in Schedule 3.1(k), the Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted), (ii) is available for immediate use in the business and operation of the Agency as currently conducted, and (iii) permits of the Agency to operate its business as currently conducted and in accordance with Applicable Law.

          (l) Liens and Encumbrances. All of the Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, “Liens”), except Liens set forth on Schedule 3.1(1). At the Closing, all of the Assets shall be free and clear of all Liens.

          (m) Environmental Matters. Except as disclosed on Schedule 3.1(m):

(i) to the Knowledge of Seller, the real property and facilities operated and leased by Seller and the operations of Seller thereon comply in all material respects with, and have at all times during Seller’s occupancy thereof complied in all material respects with, all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety, including all Environmental Laws;

(ii) no judicial proceedings are pending or, to the Knowledge of Seller, threatened against Seller alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller, alleging the violation of any Environmental Laws and no notice from any Governmental Entity or any private or public person has been received by Seller claiming any violation of any Environmental Laws in connection with any real property or facility operated or leased by Seller, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with any real property or facility operated or leased by Seller that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

(iii) all permits, registrations, licenses, authorizations and the like (collectively, “Permits”) required to be obtained or filed by Seller under any Environmental Laws in connection with Seller’s operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances (as such term is defined in Section 3.1(m)(iv) hereof), have been duly obtained or filed, and Seller is and has at all times complied in all material respects with the terms and conditions of all such Permits;

(iv) all Hazardous Substances used or generated by Seller or, to the Knowledge of Seller, any of its predecessors on, in or under any of the operated or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of and released by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. “Hazardous Substances” means (A) any hazardous materials, hazardous wastes, hazardous substances, medical and biological wastes, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs or PCB-containing materials or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any medical or biological waste; (H) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (I) any underground storage tanks, dikes or impoundments as defined under any Environmental Laws. “Environmental Costs or Liabilities” means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) arising from, under or in connection with (1) any Environmental Laws, (2) any order of, or contract of Seller with, any Governmental Entity or any private or public persons, or (3) any exposure of any person or property to Hazardous Substances;

(v) to the Knowledge of Seller, there are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased or operated by Seller or when owned, leased or operated by any of its predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Laws or that reasonably could be expected to require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities; and

(vi) Seller has not received, and to the Knowledge of Seller, does not expect to receive, any notification from any source advising Seller that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated or leased by it is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) list (or state-equivalent) site; or (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

          (n) Taxes. Seller has timely filed or caused to be timely filed all Tax Returns affecting the Agency or the Assets which are required to be filed by Seller, all such Tax Returns which have been filed are accurate and complete in all material respects, and Seller has timely paid all Taxes shown on such returns or on any Tax assessment received by Seller to the extent that such Taxes have become due. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes upon the Agency or the Assets, except for current year Taxes not yet due. Seller has not received notice of any Tax deficiency or delinquency. No Internal Revenue Service audit of Seller is pending or, to the Knowledge of Seller, threatened, and the results of any completed audits are properly reflected in the Seller’s Financial Statements. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. All monies required to be withheld by Seller from employees or collected from customers for Taxes and the portion of any Taxes to be paid by Seller to Governmental Entities or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the Seller’s Balance Sheet. There are no legal, administrative or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest or other charges, the liability for which could extend to Buyer as transferee of the business of the Agency or the Assets. None of the Assets directly or indirectly secures any debt the interest on which is exempt from tax under section 103(a) of the Code, and none of the Assets is “tax-exempt use property” within the meaning of section 168(h) of the Code. Seller is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (o) Certain Agreements.

(i) Schedule 3.1(o) hereto lists each (A) employment or consulting Contract (unless such employment Contract is terminable by Seller or its assignees without liability or penalty on 30 days or less notice), (B) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $5,000.00 per year in the aggregate, (C) other Contract that is material to the operation of the Agency, (D) Contracts set forth on Schedule 3.1(j) (relating to leasehold interests), and (E) Contracts set forth on Schedule 3.1(r) (relating to agreements with Affiliates), in any such case to which Seller is a party or by which or to which Seller or the Assets is bound or subject (each a “Material Contract”). Each such Contract described in Schedule 3.1(o), or required to be so described, is a valid and binding obligation of Seller and is in full force and effect without amendment. Seller and, to the Knowledge of Seller, each other party to such Contracts, has performed in all material respects the obligations required to be performed by it under such Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. Except as disclosed in Schedule 3.1(o), Seller has not received (i) any notice, written or otherwise, of defaults by Seller under any Contract listed in Schedule 3.1(o), or (ii) any notice written or otherwise, that any other party to any such Contract has terminated or cancelled, or intends to terminate or cancel, such Contract. Schedule 3.1(o) identifies, as to each such Contract listed thereon, (1) whether the consent of the other party thereto is required, (2) whether notice must be provided to any party thereto (and the length of such notice), (3) whether any payments are required (and the amount of such payments), in each case in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or by the other Transaction Documents, and (4) whether such Contract will be assumed by Buyer. A complete copy of each written Contract and a description of each oral Contract set forth in Schedule 3.1(o) has been provided to Buyer prior to the date of this Agreement.

(ii) Seller is not a party to any oral or written agreement, plan or arrangement with any employee or other Agency personnel (whether an employee, consultant or an independent contractor) of Seller (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by the Transaction Documents, (B) providing severance benefits longer than 30 days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by section 4999 of the Code, or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (p) Employee Benefit Matters; Labor.

(i) Schedule 3.1(p)(i) provides a complete and accurate description of each of the following which is sponsored, maintained or contributed to by Seller for the benefit of the employees of Seller, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date for the benefit of such individuals:

A. each “employee benefit plan,” as such term is defined in section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and

B. each personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(p)(i) (“Benefit Program or Agreement”).

(ii) True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Buyer. True, correct and complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to Buyer.

(iii) Except as otherwise set forth on Schedule 3.1(p)(iii),

A. as to any Plan subject to Title IV of ERISA, except for events that would not have Material Adverse Effect, (1) there has been no event or condition which presents the risk of Plan termination, (2) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, (3) no reportable event within the meaning of section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et. seq., promulgated by the Pension Benefit Guaranty Corporation (“PBGC”) have not been waived) has occurred, (4) no notice of intent to terminate the Plan has been given under section 4041 of ERISA, (5) no proceeding has been instituted under section 4042 of ERISA to terminate the Plan, (6) no liability to the PBGC has been incurred, and (7) the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of section 4041 of ERISA, under the Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC; and

B. with respect to any employee benefit plan, within the meaning of section 3(3) of ERISA, which is not listed in Schedule 3.1(p)(i) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with Seller, within the meaning of section 414(b), (c) or (m) of the Code or section 4001 of ERISA (“Commonly Controlled Entity”), (1) no withdrawal liability, within the meaning of section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and (4) all contributions (including installments) to such plan required by section 302 of ERISA and section 412 of the Code have been timely made.

(iv) Seller is not a party to any collective bargaining agreement. Seller has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. To the Knowledge of Seller, there is no question concerning representation as to any collective bargaining concerning employees of Seller, and, to the Knowledge of Seller, no labor union or representative thereof claims to or is seeking to represent employees of Seller. To the Knowledge of Seller no union organizational campaign or representation petition is currently pending with respect to any of the employees of Seller. There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting Seller, and Seller has not experienced any labor strike or labor dispute, slowdown, work stoppage or lockout. Seller (A) is, and has always been, in substantial compliance with all applicable laws and regulations regarding labor and employment practices, including, without limitation, terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations laws, (B) is not engaged, nor has it engaged, in any unfair labor practices, and has no, and has not had any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of Seller threatened against it, (C) has no, and has not had any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of Seller threatened, against it, and (D) has no, and has not had any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating labor or employment practices, pending or, to Seller’s Knowledge, threatened against it.

(v) Schedule 3.1(p)(v) contains a true and complete list of all persons employed at the Agency, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.1 (p)(i)) and a list of other terms of any and all material agreements affecting such persons.

          (q) Intellectual Property. Schedule 3.1(q) is a true and complete list of all of the Intellectual Property. Except as set forth on Schedule 3.1(q), Seller owns or has the unencumbered right to use pursuant to a valid, binding and enforceable license agreement or other contract or arrangement all such Intellectual Property. To the Knowledge of Seller, Seller is not infringing any such Intellectual Property, and Seller is not aware of any infringement by others of any of the Intellectual Property owned by Seller.

          (r) Affiliate Relationships. Except as set forth on Schedule 3.1(r), there are no contracts or other arrangements to which Seller is a party in which any shareholder, director, officer or Affiliate of Seller has a financial interest, including indebtedness to Seller.

          (s) Assets. The Assets and the Excluded Assets include all assets used or held for use in connection with the business and operations of the Agency as currently conducted.

          (t) No Dispositions. Since the Balance Sheet Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of the Agency other than any disposition of (i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $5,000.00 disposed of in the ordinary course of business and consistent with past practices.

          (u) Fraud and Abuse. Seller has not engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b, the federal CHAMPUS or Tricare statute or the regulations promulgated pursuant to such statutes or similar state or local statutes or regulations, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presenting or causing to be presented a claim for reimbursement for services under CHAMPUS, Tricare, Medicare, Medicaid or other government health care program that is for an item or service that is known or should be known to be (a) not provided as claimed, or (b) false or fraudulent; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Tricare, Medicare, Medicaid or other government health care program, or (b) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Tricare, Medicare, Medicaid or other government health care program; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (a) the conditions or operations of the Agency in order that the Agency may qualify for CHAMPUS, Tricare Medicare, Medicaid or other government health care program certification, or (b) information required to be provided under section 1124A of the Social Security Act (42 U.S.C. § 1320a-3).

          (v) Controlled Substances. Except as set forth on Schedule 3.1(v), to the Knowledge of Seller, none of Seller, Seller’s employees, or persons who provide professional services under agreements with Seller have engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. § 801 et. seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

          (w) Brokers or Finders. Except as set forth on Schedule 3.1(w), no agent, broker, investment banker, or other person engaged by Seller or any Partner is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by Buyer or Seller in connection with any of the transactions contemplated by this Agreement.

          (x) HIPAA Compliance. Seller (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operation required by HIPAA, and (ii) is in material compliance with or in the process of developing a detailed plan and time for coming into material compliance with HIPAA within the legally required time frames for compliance with the statute. Seller has provided Buyer with access to all matters undertaken in respect of Seller’s HIPAA compliance efforts.

          (y) Disclosure. No representation or warranty by Seller or any Partner contained in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by Seller or any Partner pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller and each Partner as follows (with the understanding that Seller and the Partners are relying on such representations and warranties in entering into and performing this Agreement):

          (a) Organization Standing and Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Authority. Buyer has all requisite partnership power and authority to enter into this Agreement and the other Transaction Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all necessary partnership action on the part of Buyer. The Transaction Documents to which Buyer will be a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer will be a party do not and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.2(c), (i) violate, conflict with, or result in any breach of any provisions of Buyer’s Certificate of Limited Partnership and Agreement of Limited Partnership, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Buyer or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity applicable to Buyer. No Consent of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for the Consents (as contemplated by Section 7.1 hereof) and notification to each applicable Governmental Entity upon consummation of the transaction contemplated by this Agreement.

          (d) Absence of Litigation. As of the date hereof, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Buyer, threatened against Buyer by or before any arbitrator or Governmental Entity, nor, to the Knowledge of Buyer, are there any investigations relating to Buyer pending or, to the Knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement.

          (e) Provider Licenses. As of the date hereof, to the Knowledge of Buyer, there are no facts relating to Buyer that reasonably may be expected to disqualify it from qualifying as an assignee of the Provider Licenses or that would prevent it from consummating the transactions contemplated by this Agreement.

          (f) Brokers or Finders. No agent, broker, investment banker or other person engaged by Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by Buyer or Seller in connection with any of the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of Seller and Partners. Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement until the Closing, Seller and each Partner, jointly and severally, covenant and agree that Seller shall not:

          (a) conduct its business in any manner except in the ordinary course consistent with past practice;

          (b) fail to use all commercially reasonable efforts to preserve intact Seller’s present business organization and to keep available the services of its present officers, managerial personnel, nurses and marketing staff of the Agency and independent contractors and preserve its relationships with patients, payors, suppliers and others having business dealings with it;

          (c) fail to use commercially reasonable efforts to maintain the Assets in their current condition, except for ordinary wear and tear and damage by casualty governed by Section 7.3 or fail to repair, maintain, or replace any of the Assets in accordance with the normal standards of maintenance applicable in the hospice industry;

          (d) materially amend, terminate or fail to use all commercially reasonable efforts to renew any Material Contract (provided that Seller shall not be required to renew any Material Contract on terms that are less favorable to Seller), or default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a material default) under any Material Contract or enter into any new Material Contract, or enter into any Contracts under which any party thereto becomes obligated to provide goods or services having a value of $5,000.00 or to make payments aggregating, $5,000.00 or more per year; provided that no Assumed Contract shall be amended or otherwise modified without the prior written consent of Buyer;

          (e) merge or consolidate with or into any other legal entity, dissolve or liquidate;

          (f) except as required by the terms and provisions of written contracts between Seller and an employee thereof as in existence on the date of this Agreement, adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any employee or other Agency personnel (whether employees or independent contractors), except as required by law;

          (g) terminate any employee of any of the Agency without prior consultation with Buyer regarding the basis for such termination;

          (h) acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation or the sale of an equity interest or assets), lease or dispose of any Assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event involving an Asset or Assets having an aggregate fair market value in excess of $5,000.00;

          (i) mortgage, pledge or subject to any material Lien, any of the Assets;

          (j) except as required by Applicable Law, or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

          (k) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

ARTICLE 5
ADDITIONAL AGREEMENTS OF SELLER AND PARTNERS

     5.1 No Solicitation of Transactions. Neither Seller nor any Partner shall, directly or indirectly, through any officer, manager, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the Assets or any equity interest in Seller (or any direct or indirect parent of Seller) or any merger, consolidation, share exchange, business combination or other similar transaction with Seller (or any direct or indirect parent of Seller) or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall immediately communicate to Buyer the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Buyer. Seller and each Partner agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller or any Partner is a party. Seller and each Partner immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     5.2 Access and Information. Until the Closing, Seller shall afford to Buyer and its representatives (including accountants and counsel) reasonable access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records and Tax Returns of Seller and all other information with respect to its business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of Seller with such officers, directors, Agency managers or administrators, accountants, consultants and counsel for Seller as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with Seller and the Agency, including the right to visit the Agency.

     5.3 Compliance With Licenses. Seller shall cause the Agency to be operated in accordance with the Licenses and all Applicable Laws, regulations, rules and orders. Seller shall not cause or permit any of the Licenses to expire or be surrendered, adversely modified or terminated. Seller shall file or cause to be filed with the applicable Governmental Entities all applications (including license renewal applications) or other documents required to be filed in connection with the operation of the Agency. Should a Governmental Entity institute any proceedings for the suspension, revocation or adverse modification of any of the Licenses or any forfeiture proceedings, Seller will promptly contest such proceedings and seek to have such proceedings terminated in a manner that is favorable to Seller or the Agency. If Seller (or its counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of any Governmental Entity, or should Seller (or its counsel) become aware of any fact relating to the qualifications of Seller that reasonably could be expected to cause a Governmental Entity to withhold its consent to the assignment of any of the Licenses or institute proceedings for the suspension, revocation or adverse modification of any of the Licenses or any forfeiture proceedings, Seller shall promptly notify Buyer in writing and take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement and by the other Transaction Documents.

     5.4 Notification of Certain Matters. Seller shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Seller or any Partner contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of Seller or any Partner, or any officer, manager, employee, or agent of Seller, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence of an Agency Event (as defined in Section 9.1). No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     5.5 Third Party Consents. After the date hereof and prior to the Closing, Seller shall use all commercially reasonable efforts, including making any required payments, to obtain the written consent from any party to an agreement or instrument identified in Schedule 3.1(o) or any other Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.

     5.6 Tail Insurance. To the extent Seller has not maintained malpractice and general liability insurance on an occurrence basis with respect to the Agency and its employees, Seller, at Seller’s sole cost and expense, shall obtain a supplemental insurance policy providing for claims arising from services performed prior to the Closing Date in the minimum amounts of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate and otherwise on such terms and with such carriers as are reasonably acceptable to Buyer. Seller shall provide Buyer with a certificate of the “tail” insurance evidencing the existence of the insurance required by this Section 5.6 prior to Closing. The terms and provisions of this Section 5.6 shall survive the Closing.

     5.7 Post-Closing Access to Financial Information. For a period of four years from and after the Closing, Seller shall retain and provide Buyer, and/or Buyer’s agents, with access to the financial books and records of the Agency which are not transferred to Buyer pursuant to this Agreement. Buyer may review such records at Seller’s corporate offices, during normal business hours and upon reasonable advance notice. Buyer may make copies of all or any portion of such records at Buyer’s sole cost and expense. The terms and provisions of this Section 5.7 shall survive the Closing.

     5.8 Terminating Cost Report and Sequential Billing. Within 60 days following Buyer’s receipt of the last CHOW Approval, Seller shall, at Seller’s sole cost and expense, prepare and file all closing or terminating reports, including the terminating Medicare cost report, for the Agency. Within 60 days following the Closing Date, Seller will use its best efforts to resolve all sequential billing issues related to the Medicare and Medicaid programs. Seller shall furnish to Buyer copies of all such closing or terminating reports and proof of the resolution of the sequential billing issues. The terms and provisions of this Section 5.8 shall survive the Closing Date.

     5.9 Employee Benefits. Subsequent to the Closing Date Seller shall maintain liability and sponsorship of all Plans and Benefit Programs or Agreements which are sponsored by Seller or any Commonly Controlled Entity immediately prior to the Closing Date. Without limiting the applicability of the foregoing, Seller shall, subsequent to the Closing Date, maintain a health benefit plan for all claims which may arise pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1984 (“COBRA”), with respect to any health plan participation continuation rights which may arise with respect to employees of Seller or any Commonly Controlled Entity either prior to the Closing Date or in connection with the transactions contemplated by this Agreement, until the expiration of any such rights pursuant to COBRA. Buyer shall not maintain any Plan or Benefit Program or Agreement previously sponsored by Seller or any Commonly Controlled Entity and shall not be liable for any health plan participation continuation rights which may arise pursuant to COBRA with respect to employees of Seller or any Commonly Controlled Entity either prior to the Closing Date or in connection with the transactions contemplated by this Agreement. The terms and provisions of this Section 5.9 shall survive the Closing Date.

     5.10 Limited Use of Excluded Intellectual Property. Seller hereby grants, and shall cause its Affiliates to grant, Buyer the limited right to use the name “Crown of Texas” for the one year period from and after the Closing. In addition, except for the limited use license granted to Buyer in this Section 5.10, Seller hereby covenants and agrees, that neither Seller, nor any Affiliate of Seller, shall (i) use the name “Crown of Texas” in connection with owning, operating or managing a hospice within the geographic area served by the Agency or (ii) transfer or license the name “Crown of Texas” to any other Person for the purpose of owning, operating or managing a hospice within the geographic area served by the Agency. The terms and provisions of this Section 5.10 shall survive the Closing Date.

     5.11 Post-Closing Use of Excluded Personal Property. Seller shall, at no additional cost and expense, permit Buyer to use, in connection with Buyer’s operation of the Agency, the Personal Property described on Schedule 2.2(j), excluding the Personal Property listed under “Sharla’s Office” and “Paula’s Office,” for a period of sixty days from and after the Closing. The provisions of this Section 5.11 shall survive the Closing Date.

ARTICLE 6
COVENANTS OF BUYER

     6.1 Notification of Certain Matters. If Buyer (or its counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of any Governmental Entity, that could affect Buyer’s ability to consummate the transactions contemplated hereby, or should Buyer (or its counsel) become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause a Governmental Entity to withhold its consent to the assignment of the Licenses, Buyer shall promptly notify Seller thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Buyer shall give to Seller prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Buyer, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     6.2 Employee Matters. [Intentionally omitted.]

ARTICLE 7
MUTUAL COVENANTS

     7.1 Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities such requests, reports or notifications as may be required in connection with this Agreement, including any and all requests for the CHOW Approvals, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

     7.2 Bulk Sales Law. Buyer agrees to waive compliance by Seller with the requirements of any bulk sales or fraudulent conveyance statute, and Seller, in consideration of such waiver, agrees to indemnify and hold Buyer harmless against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) resulting from or arising out of any failure to comply with any such statute.

     7.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation or condemnation, which notice shall provide an estimate of the costs to repair, restore or replace such Assets. Seller shall at its expense, repair, replace or restore such Assets to their prior condition to the satisfaction of Buyer before the Closing. Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

     7.4 Preservation and Access to Records After the Closing. After the Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve all medical records and other records of the Agency existing as of the Closing and which constitute a part of the Assets delivered to Buyer at Closing. (Buyer’s current policy is to retain medical records of patients for the greater of (i) six years following date of discharge or (ii) the period required by applicable state law; or, in the case of a minor patient, the later of (i) one year following such patient reaching the age of eighteen year, (ii) six years following date of discharge, or (iii) the period required by applicable state law.) Buyer acknowledges that as a result of entering into this Agreement and operating the Agency it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records delivered to Buyer at Closing in accordance with applicable law (including, if applicable, section 1861(v)(i)(1) of the Social Security Act (42 U.S.C. § 1395(v)(1)(1)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Agency after Closing.

Upon reasonable notice, during normal business hours, at the sole cost and expense of Seller and upon Buyer’s receipt of appropriate consents and authorizations, Buyer will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, the records transferred to Buyer at the Closing (including, without limitation, access to patient records in respect of patients treated by Seller at the Agency). In addition, Seller shall be entitled, at Seller’s sole risk, to remove from the Agency any such patient records, but only for purposes of pending or threatened litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation and only upon Buyer’s receipt of appropriate consents and authorizations. Any patient records so removed from the Agency shall be promptly returned to Buyer following its use by Seller. Any access to the Agency, its records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business and operations of Buyer.

     7.5 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action, including, but not limited to, executing and delivering such other certificates, agreements, conveyances and other documents and taking such other action reasonably required in order to transfer and assign to, and vest in, Buyer the Assets. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Seller to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, Seller shall take such action as Buyer may reasonably request in connection with Buyer’s efforts to obtain such indemnification, recovery or enforcement.

ARTICLE 8
CONDITIONS PRECEDENT

     8.1 Conditions to Each Party’s Obligation. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained; provided, however, the parties may elect to close the transactions contemplated hereby prior to obtaining all of the CHOW Approvals.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

          (c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

          (d) Proceedings or Investigations. No litigation or administrative proceeding or investigation (whether formal or informal) shall be pending or, to Seller’s or Buyer’s Knowledge, threatened which challenges the transactions contemplated hereby.

     8.2 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

          (a) Representations and Warranties. The representations and warranties of Seller and each Partner set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Seller or any Partner contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date), and Buyer shall have received a certificate to such effect signed on behalf of Seller by the general partner of Seller and by each Partner.

          (b) Performance of Obligations. Seller and each Partner shall have performed in all material respects (provided that any covenant or agreement of Seller or any Partner contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by the general partner of Seller and by each Partner.

          (c) Consents Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a Contract identified in Schedule 3.1(o) (including evidence of the payment of any required payments) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance satisfactory to Buyer.

          (d) Legal Opinion. Buyer shall have received from Todd, Barron, Thomason & Hudman, P.C., legal counsel to Seller, an opinion dated the Closing Date, in substantially the form attached as Exhibit F hereto.

          (e) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Seller and each Partner pursuant to Section 9.2 shall have been delivered.

          (f) Wages and Salaries. Seller shall have paid or made arrangements satisfactory to Buyer for the payment of all wages, salaries, vacation, PTO (if any, in accordance with Seller’s payroll policies and benefit plans), sick time (if any, in accordance with Seller’s payroll policies and benefit plans) and associated taxes accrued to all of Seller’s employees in respect of the Agencies as of the Closing. Seller shall be responsible for wage information reports (Form W-2 and 1099 Reports) for wages paid by Seller to its employees and independent contractors.

     8.3 Conditions to Obligations of Seller and the Partners. The obligation of Seller and each Partner to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller and the Partners.

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date), and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects (provided that any covenant or agreement of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

          (c) Closing, Deliveries. All documents and instruments required to be delivered by Buyer pursuant to Section 9.2 shall have been delivered.

ARTICLE 9
CLOSING

     9.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 8, the Closing will take place at such place as Buyer and Seller may agree, at 10:00 a.m., local time, (i) January 15, 2004 or (ii) at such other time as Buyer and Seller may agree (the “Closing Date”). Notwithstanding the foregoing:

          (a) In the case of a Banking Event or an Agency Event (in each case as defined below), (i) if the Cessation Date (as defined below) is less than 30 days after the Event Date (as defined below), Buyer, in its discretion, may extend the Closing Date to a date not later than the 20th day after the Cessation Date, (ii) if the Cessation Date is more than 30, but less than 60, days after the Event Date, Buyer, in its discretion, shall elect on the first to occur of the 10th Business Day after the Cessation Date or the 60th day (or, if not a Business Day, the next Business Day) after the Event Date (the “Election Date”) to either (A) close the transactions contemplated by this Agreement on the later to occur of the fifth Business Day after the Election Date or the 60th day (or, if not a Business Day, the next Business Day) after the Event Date or (B) terminate this Agreement, or (iii) if the Cessation Date has not occurred by the 60th day after the Event Date, then on the 60th day (or, if not a Business Day, the next Business Day) after the Event Date Buyer, in its discretion, shall elect to close the transactions contemplated by this Agreement on the fifth Business Day thereafter or terminate this Agreement; and

          (b) If a Cure Period (as defined in Section 10.1(b)(i)) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period.

     For purposes of this Agreement, a “Banking Event” shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; an “Agency Event” shall mean any act of nature (including fires, floods, earthquakes, and storms), calamity, casualty or condemnation or the act or omission to act of any state or federal regulatory agency having jurisdiction over the Agency that has caused the Agency not to be operating in a manner substantially consistent with the operations conducted before such act, omission, calamity, casualty, condemnation or agency action occurred; an “Event Date” shall mean the date on which a Banking Event or Agency Event occurs; and a “Cessation Date” shall mean the date on which a Banking Event or Agency Event ends.

     9.2 Actions to Occur at Closing.

          (a) At the Closing, Buyer shall deliver to Seller (or to such other Person, as indicated) the following:

(i) Cash Consideration. The Cash Consideration by wire transfer of immediately available funds;

(ii) Holdback Amount. The Holdback Amount to the Escrow Agent by wire transfer of immediately available funds;

(iii) Certificates. The certificates referred to in Section 8.3(a) and 8.3(b);

(iv) Assumption Agreement. Counterparts of the Assumption Agreement executed by Buyer;

(v) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Buyer;

(vi) Non-Competition Agreement of Seller. Counterparts of the Non-Competition Agreement of Seller executed by Buyer;

(vii) Non-Competition Agreements of Each Partner. Counterparts of the Non-Competition Agreements of each Partner executed by Buyer;

(viii) Employment Agreement. Counterparts of the Employment Agreements executed by Buyer; and

(ix) Lease. A counterpart of the Lease executed by Buyer.

          (b) At the Closing, Seller and/or each Partner, as the case may be, shall deliver to Buyer the following:

(i) Certificates. The certificates described in Section 8.2(a) and 8.2(b);

(ii) Assumption Agreement. Counterparts of the Assumption Agreement executed by Seller;

(iii) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Seller;

(iv) Non-Competition Agreement of Seller. Counterpart of the Non-Competition Agreement of Seller executed by Seller;

(v) Non-Competition Agreements of Each Partner. Counterparts of the Non-Competition Agreements of each Partner executed by such Partner.

(vi) Employment Agreement. Counterparts to the Employment Agreements of each general manager of the Agency executed by such general manager;

(vii) Legal Opinion. The opinion of Todd, Barron, Thomason & Hudman, P.C., legal counsel to Seller, dated the Closing Date, in substantially the form attached as Exhibit F hereto;

(viii) Transfer Documents. The duly executed Bill of Sale and Assignment, together with any other assignments and other transfer documents as requested by Buyer;

(ix) Consents; Acknowledgments. The original of each Consent, other than the Consents of the applicable Governmental Entities for the Agency;

(x) Licenses, Permits, Contracts, Business Records, Etc. To the extent they are in the possession of Seller, copies of all Licenses, Permits, Assumed Contracts and all files and records used by Seller in connection with an Agency’s business and operations, which copies shall be available at the Closing or at an Agency’s principal business offices;

(xi) Insurance Certificate. Insurance certificate from the insurance company providing the “tail” insurance described in Section 5.6; and

(xii) Lease. A counterpart to the Lease executed by Crown Rose, Ltd., a Texas limited partnership.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER.

     10.1 Termination. This Agreement may be terminated prior to the Closing:

          (a) by mutual consent of Buyer and Seller;

          (b) by either Seller or Buyer;

(i) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) or Section 8.3(a) or 8.3(b), as applicable, and (B) cannot be or has not been cured within 20 days (the “Cure Period”) following receipt by the breaching party of written notice of such breach;

(ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents, and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if the Closing Date shall not have occurred on or before January 15, 2004 (or such other date provided for under Section 9.1(a) or (b); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing date to occur on or before such date; or

          (c) by Buyer with respect to a Banking Event or an Agency Event, at its option, as provided in Section 9.1.

The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party.

     10.2 Effect of Termination. In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or Seller, except for liability arising out of a breach of this Agreement. Articles 1 and 12 and this Article 10 shall survive the termination of this Agreement.

ARTICLE 11
INDEMNIFICATION

     11.1 Indemnification of Buyer. From and after the Closing and subject to the provisions of this Article 11, Seller and each Partner, jointly and severally, agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

     11.2 Indemnification of Seller. From and after the Closing and subject to the provisions of this Article 11, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

     11.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any Indemnifying Party of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he or she may have to such Indemnified Party under this Article 11 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

          (a) the Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

          (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have an adverse effect on its business;

          (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

          (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 11 and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

     11.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 11.6(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     11.5 Indemnification Escrow. On the Closing Date, Buyer, Seller and the Indemnification Escrow Agent will enter into the Indemnification Escrow Agreement in accordance with which Buyer shall, at Closing, deposit the Holdback Amount with the Indemnification Escrow Agent.

     11.6 Limitations. Subject to Section 12.13 hereof, the following provisions of this Section 11.6 shall be applicable after the time of the Closing:

          (a) Minimum Loss. No Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 11 exceeds $30,000.00 (the “Minimum Loss”). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs including the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.6.

          (b) Determination of Breach. For purposes of determining whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article 11 or the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

          (c) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 11 unless a written claim for indemnification in accordance with Section 11.3 or 11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the 18 month anniversary of the Closing Date, except that this time limitation shall not apply to any (i) claims for fraud pursuant to Section 12.13, (ii) claims for breaches of the representations and warranties contained in Section 3.1(1) (relating to Liens), (iii) claims for breaches of the representations and warranties contained in Section 3.1(n) (relating to Taxes), (iv) claims for breaches of the representations and warranties contained in Section 3.1(f) (relating to Medicare and Medicaid overpayments), or (v) claims for breaches of the representations and warranties contained in Section 3.1(v) (relating to fraud and abuse and false claims liabilities), which representations and warranties shall survive until the expiration of the applicable statute of limitations.

          (d) Limitation of Liability. No Indemnifying Party shall be liable for any Indemnified Costs incurred by an Indemnified Party, in aggregate, in excess of an amount equal to the Purchase Price.

          (e) Recourse Against Escrowed Funds. A Buyer Indemnified Party, in addition to its other rights against Seller and each Partner, shall be entitled to payment out of the Holdback Amount pursuant to the terms of this Article 11 and the Escrow Agreement for all amounts due to a Buyer Indemnified Party with respect to any claim by a Buyer Indemnified Party against Seller for any Buyer Indemnified Costs.

          (f) Other Indemnified Costs. The provisions of this Section 11.6 shall only be applicable to Indemnified Representation Costs and shall not be applicable to any other Indemnified Costs.

     11.7 Instructions to Indemnification Escrow Agent. Seller hereby covenants and agrees that at any time Seller or any Partner is or becomes obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article 11, at Buyer’s request, Seller will execute and deliver to the Indemnification Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.

     11.8 Tax Related Adjustments. Seller and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of Indemnified Costs is determined to be taxable income rather than adjustment to Purchase Price by any taxing authority, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this Section 11.8), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

ARTICLE 12
GENERAL PROVISIONS

     12.1 Survival of Representations, Warranties and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Except as otherwise provided in the next two sentences, the representations and warranties set forth in this Agreement shall terminate on the 18 month anniversary of the Closing Date, except that this time limitation shall not apply to any (i) claims for fraud pursuant to Section 12.13, (ii) claims for breaches of the representations and warranties contained in Section 3.1(1) (relating to Liens), (iii) claims for breaches of the representations and warranties contained in Section 3.1(n) (relating to Taxes), (iv) claims for breaches of the representations and warranties contained in Section 3.1(f) (relating to Medicare and Medicaid overpayments), or (v) claims for breaches of the representations and warranties contained in Section 3.1(v) (relating to fraud and abuse and false claim liabilities) which representations and warranties shall survive until the expiration of the applicable statute of limitations. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing indefinitely; provided, however, effective as of the Closing, Seller shall be deemed to have waived any and all rights and remedies as to any breach by Buyer of any covenant and agreement of Buyer contained in each Transaction Document occurring prior to the Closing.

     12.2 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     12.3 Waiver of Compliance. Any failure of Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     12.4 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     12.5 Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, (a) the fee payable to the Indemnification Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement, respectively, and (b) all sales taxes arising out of the transactions contemplated by this Agreement shall be paid by Seller. Except as otherwise expressly provided in this Agreement and subject to Section 12.10, in the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

     12.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors, assigns and transferees, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article 11) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     12.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Buyer, to

Odyssey Healthcare Operating A, LP
717 N. Harwood, Suite 1500
Dallas, Texas 75201
Attention: Chief Executive Officer
Facsimile: (214) 922-9752

(b)	If to Seller, to:

Crown Rose, Ltd.
2201 Civic Circle, Suite 516
Amarillo, Texas 79109
Attention: Sharla Valdez
Facsimile: (806) 351-2388

with required copies to:

Todd, Barron, Thomason & Hudman, P.C.
3800 East 42nd Street
Bank One Plaza, Suite 409
Odessa, Texas 79762
Attention: Steven Barron
Facsimile: (432) 367-7092

(c)	If to a Partner, to the address listed on Schedule 3.1(a):

with required copies to:

Todd, Barron, Thomason & Hudman, P.C.
3800 East 42nd Street
Bank One Plaza, Suite 409
Odessa, Texas 79762
Attention: Steven Barron
Facsimile: (432) 367-7092

All notices, requests or instructions given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if telecopied, (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     12.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     12.9 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement.

     12.10 Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal law of the State of Texas (without reference to its rules as to conflicts of law). The parties agree it is in their best interests to settle any dispute as expeditiously and economically as possible. Therefore, if a dispute arises between them regarding a party’s performance of its obligations or any other matter under this Agreement, the parties shall resolve the dispute in the manner prescribed in this Section 12.10.

          (a) Promptly upon the occurrence of a dispute, the aggrieved party shall notify the other party in writing (the “Claimant’s Statement”), setting forth in reasonable detail the basis for the dispute, the aggrieved party’s position and its proposal for resolution of the dispute. Within ten (10) Business Days following receipt of the Claimant’s Statement, the other party shall respond in writing (the “Responsive Statement”) setting forth in reasonable detail the respondent’s position and its proposal for resolution of the dispute. Within ten Business Days after the aggrieved party’s receipt of the Responsive Statement, the parties shall meet and attempt in good faith to expeditiously negotiate a resolution of the dispute. A representative or representatives of each party who is authorized to act for the party and resolve the dispute without resort to higher authority shall be in attendance at the opening session and throughout the disputes resolution procedure described in this Section 12.10.

          (b) If a resolution of the dispute is not obtained within 30 calendar days after the discussions begin, the parties shall apply to the American Arbitration Association (the “AAA”) for appointment of a professional mediator who has not previously been employed by either party (excluding employment as a mediator) and does not have a direct or indirect interest in either party or the subject matter of the mediation. The mediator’s role shall be to facilitate expeditious good faith negotiations between the parties in an effort to resolve the dispute. The cost of the mediation, including the mediator’s fees and expenses, shall be borne equally by the parties. The mediator shall not have the authority to impose a resolution on the parties but shall serve only as a facilitator to attempt to reach a solution to the dispute. The parties will be bound by any schedule set out by the mediator for continuing good faith negotiations aimed at resolving the dispute. In establishing this schedule, the mediator shall be guided by the principle that it is the parties’ intention that disputes be resolved expeditiously, giving due consideration to reducing expense, minimizing delay and preserving the relationship of the parties.

          (c) Any dispute that cannot be resolved under Section 12.10(b) shall be submitted to binding arbitration by one arbitrator who has not previously been employed by either party (excluding employment as an arbitrator), and does not have a direct or indirect interest in either party or the subject matter of the arbitration. The arbitrator shall either be as mutually agreed by the parties within 15 calendar days after mediation under Section 12.10(b) has ended, or failing agreement, shall be selected under the expedited rules of the AAA. The arbitration shall be held in Potter County, Texas or in any other mutually agreed upon location. The rules of AAA governing commercial transactions shall apply to the extent not inconsistent with the rules specified in this Section 12.10. The parties shall be entitled to all discovery rights as provided in the United States Rules of Civil Procedure. Either party may initiate arbitration by written notice to the other party and the arbitration shall be conducted according to the following: (i) not later than seven days prior to the hearing date set by the arbitrator, each party shall submit a brief with a single proposal for settlement; (ii) the hearing shall be conducted on a confidential basis without continuance or adjournment; (iii) the arbitrator shall be limited to selecting only one of the two proposals submitted by the parties; and (iv) the parties shall divide equally the cost of the arbitrator and the hearing and each party shall be responsible for its own expenses, including its counsel and representatives. Any award of the arbitrator may be enforced by the party in whose favor the award is made in any court of competent jurisdiction.

          (d) Negotiations undertaken pursuant to this Section 12.10 shall be deemed confidential as settlement discussions. Nothing said by a party, nor any position taken during the course of the negotiations shall be introduced as evidence by the opposing party in any subsequent litigation concerning the same or related transactions.

          (e) The provisions of this Section 12.10 shall be the exclusive means of dispute resolution available to the parties. A party’s failure to comply with this Section 12.10 shall entitle the other party to recover its costs and reasonable attorney’s fees in any judicial proceedings that are commenced and that by intent or consequence circumvent the dispute resolution provisions of this Section 12.10.

          (f) Notwithstanding the foregoing and without waiting for dispute resolution to be initiated or concluded, either party may immediately take any action it reasonably determines is necessary to conduct its operations in an efficient, safe and secure manner. Either party may apply to a court of competent jurisdiction for any legal, equitable or provisional remedies it deems necessary to achieve the purposes described in this Section 12.10(f).

     12.11 Public Announcements. Except for statements made or press releases issued (i) pursuant to the Securities Act or the Exchange Act, (ii) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., or (iii) as otherwise required by law, Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. Neither Seller nor any Partner will issue any other press release or otherwise make any public statements regarding its business or this transaction, except as may be required by applicable law.

     12.12 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to Seller and without releasing Buyer from any of its obligations or liabilities hereunder, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Buyer, without the consent of Seller and the Partners. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer’s assigns.

     12.13 No Waiver Relating to Claims for Fraud. The liability of any party under Article 11 shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.6(b) (relating to limitations on the period of time during which a claim for indemnification may be brought), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.13, nor any reference to this Section 12.13 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

     12.14 Specific Performance. The parties recognize that in the event Seller or any Partner should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller and each Partner hereby waive the defense that there is an adequate remedy at law. In no event shall Seller or any Partner have the right to obtain specific performance of the terms of this Agreement.

     12.15 Director and Officer Liability. Other than as an assignee of this Agreement, neither any direct or indirect holder of equity interests in Buyer, nor any past, present or future director, officer, employee, agent or Affiliate of Buyer or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any agreement contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement, and Seller and each Partner hereby waive and release all claims of any such liability and obligation.

     12.16 Limitation of Liability. In no event, whether as a result of breach of contract, warranty, indemnity or otherwise, shall Seller, any Partner or Buyer be liable for any punitive or exemplary damages.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BUYER:

ODYSSEY HEALTHCARE OPERATING A, LP

By:	Odyssey HealthCare GP, LLC,
general partner

By:	/s/ Douglas B. Cannon

Douglas B. Cannon, Chief Financial Officer

SELLER:

CROWN OF TEXAS HOSPICE, AMARILLO, LTD.

By:	Crown of Texas Hospice Operating, Inc.,
general partner

By:	/s/ Sharla Valdez

Sharla Valdez, President

CROWN OF TEXAS HOSPICE, SOUTHEAST, LTD.

By:	Crown of Texas Hospice Operating, Inc.,
general partner

By:	/s/ Sharla Valdez

Sharla Valdez, President

PARTNERS:

/s/ Sharla Valdez

Sharla Valdez

/s/ Don Vance

Don Vance

/s/ Marvin Sparks

Marvin Sparks

/s/ Sheri Urbanczyk

Sheri Urbanczyk

S-1

ANNEX A

PARTNERS

Sharla Valdez

Don Vance

Marvin Sparks

Sheri Urbanczyk

ANNEX B

THE AGENCY

The hospice agencies operated out of the premises located at the following:

1.	1000 South Jefferson, Amarillo, Texas

2.	100 Interstate 45 North, Louisiana Pacific Tower, Suite 240, Box 103, Conroe, Texas